UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Nautilus, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nautilus, Inc. mailed a letter to its shareholders on November 14, 2007. The text of the letter follows:

November 14, 2007

Dear Shareholder:

On October 29, 2007, the Board of Directors of Nautilus, Inc. (the “Company”) adopted a limited duration Shareholder Rights Plan (the “Plan”). We believe having a rights plan with a limited term will help ensure that all Nautilus shareholders realize the full and fair value of their investment. The Plan is similar to plans adopted by many public companies and is designed to protect the Company’s shareholders from certain attempts to acquire or gain control of the Company in a transaction that does not offer all shareholders a fair premium, or on terms less favorable to the shareholders than might otherwise be available in a transaction negotiated by the Board.

Under the Plan, one right to purchase the Company’s common stock is being distributed for each share of Nautilus common stock outstanding as of the close of business on November 8, 2007. If any person or group acquires 20% or more of the voting power of the Company’s outstanding common stock without the approval of the Board of Directors (other than any existing shareholders who, as of October 29, 2007, owned more than such percentage, who are precluded from acquiring any additional shares), there would be a triggering event causing significant dilution in the voting power of such person or group. Attached is a document entitled “Summary of Rights,” which provides more detailed information about the Plan.

Issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not currently taxable to you or the Company and will not change the manner in which you can presently trade the Company’s shares of Common Stock. The Rights are exercisable only if and when an event arises to trigger them. However, at any time prior to the Rights becoming exercisable in connection with a triggering event, the Board may redeem the Rights. In addition, the Board may terminate the Plan at any time. The Rights will have only nominal value unless a triggering event occurs.

You do not need to take any action to obtain your Rights. Certificates representing the Rights will be distributed only if and when an event arises to trigger them and, until such time, the Rights will trade with and be represented by the certificates of Common Stock.

Sincerely,

Robert S. Falcone President, Chief Executive Officer and Chairman of the Board of Directors

UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.

SUMMARY OF RIGHTS TO PURCHASE

Shares of Common Stock

On October 29, 2007, the Board of Directors of Nautilus, Inc., a Washington corporation (the “Company”), declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, no par value per share, of the Company (the “Common Stock”). The dividend became payable on November 8, 2007, to the shareholders of record as of the close of business on November 8, 2007 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one share of common stock, no par value per share (the “Common Stock”), of the Company at a price of $27.00 per share of Common Stock (as the same may be adjusted, the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 29, 2007 (as the same may be amended from time to time, the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Until the close of business on the earlier of (i) the tenth day after the first date of a public announcement that a person (other than an Exempted Entity (as defined below)) or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the shares of Common Stock then outstanding or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an Exempted Entity) or group of 20% or more of the shares of Common Stock then outstanding (the earlier of such dates being herein referred to as the “Distribution Date”), the Rights will be evidenced by the shares of Common Stock represented by certificates for Common Stock outstanding as of the Record Date, together with a copy of the summary of rights disseminated in connection with the original dividend of Rights. A Person who beneficially owns more than 20% of the outstanding shares of Common Stock on October 29, 2007 will not be considered an Acquiring Person unless and until such Person acquires beneficial ownership of any additional shares of Common Stock after October 29, 2007 (other than pursuant to a dividend or distribution paid in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock).

“Exempted Entity” shall mean (1) the Company, (2) any Subsidiary (as defined below) of the Company (in the case of subclauses (1) and (2) including, without limitation, in its fiduciary capacity), (3) any employee benefit plan of the Company or of any Subsidiary of the Company, and (4) any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only in connection with the transfer of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without a notation incorporating the Rights Agreement by reference or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on October 28, 2010 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. The Rights Agreement is effective as of October 29, 2007.

The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then-current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Common Stock having a market value of two times the Purchase Price.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, (or of a share of a similar class or series of the Company’s common stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated October 30, 2007. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

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Safe Harbor Statement:

Certain information included herein and in other company releases, reports or documents may contain forward-looking statements, including statements concerning the value of an investment in Nautilus, Inc. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

In connection with the solicitation of proxies, Nautilus has filed with the SEC and mailed to shareholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains detailed information about Nautilus, the special meeting and individuals who are deemed to be participants in Nautilus’ solicitation of proxies. Nautilus’ shareholders are urged to read the Proxy Statement carefully in its entirety. Shareholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Nautilus through the website maintained by the SEC at www.sec.gov or at Nautilus’ website at www.nautilusinc.com.